Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated January 18, 2008
Relating to Preliminary Prospectus Supplement dated January 14, 2008
Registration Statement No. 333-140026
ITC HOLDINGS CORP.
Pricing Sheet—January 18, 2008
5,583,250 Shares of Common Stock

Issuer:	ITC Holdings Corp.

Symbol:	NYSE: ITC

Offering Size:	$279,999,988

Price to Public:	$50.15 per share

Shares of Common Stock Offered:	5,583,250 shares

Option to Purchase Additional Shares:	Up to 837,487 shares of common stock

Net Proceeds:	$268,102,082 after deducting underwriter discounts and commissions (excluding exercise of option to purchase additional shares)

Trade Date:	January 18, 2008

Closing Date:	January 24, 2008

CUSIP:	465685105

Underwriters:	Lehman Brothers Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
Morgan Stanley & Co. Incorporated
     On January 17, 2008, one of the underwriters purchased, on behalf of the syndicate, an aggregate of 87,900 shares of the Issuer’s common stock at an average price of $50.2069 per share in stabilizing transactions.
     To review a filed copy of our current registration statement containing the most recent prospectus supplement, go to the following link:
http://www.sec.gov/Archives/edgar/data/1317630/000095012308000374/k22658e424b5.htm

ITC Holdings Corp. has previously filed a registration statement on Form S-3 with the Securities and Exchange Commission (SEC) for the offering to which this communication relates, which registration statement was declared effective on January 17, 2007. Before you invest, you should read the Preliminary Prospectus Supplement dated January 14, 2008, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about ITC Holdings Corp. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. You also may access these documents for free on the Investor page of the registrant’s web site at www.itc-holdings.com. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from any of: Lehman Brothers Inc., c/o Broadridge Integrated Distribution Services, Inc., 1155 Long Island Avenue, Englewood, NY 11717, or by faxing requests to 631-254-7140 or via e-mail at qiana.smith@Broadridge.com; or Credit Suisse Securities (USA) LLC, Credit Suisse, Prospectus Department, One Madison Avenue, New York, NY 10010, by calling toll-free 800.221.1037, or by faxing requests to 212.325.8057.